AUTOINFO, INC.
                         6413 Congress Avenue, Suite 240
                            Boca Raton, Florida 33487

                                       June 28, 2005

United States Securities and
  Exchange Commission
450 Fifth Street N.W.
Mail Stop 4-9
Washington, D.C. 20549

Attention:  Messeret Nega, Esq.

      Re:   AutoInfo, Inc.
            Registration Statement on Form SB-2 (File Number 333-123710)

Dear Ms. Nega:

      We   hereby   request   acceleration   of   the   effectiveness   of   the
above-referenced Registration Statement to Wednesday, June 29, 2005 at 4:00 PM Eastern Time, or as soon as practicable thereafter.

                                       Very truly yours,

                                       AUTOINFO, INC.


                                       By: /s/ Harry Wachtel
                                           -------------------------------------
                                           Harry Wachtel
                                           President and Chief Executive Officer